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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 17, 2006

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia	0-12185	Not Applicable
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky	40509-1844
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2[b]]

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Table of Contents

Item 1.01 Entry into a Material Definitive Agreement
          On January 17, 2006, NGAS Gathering, LLC, an indirect wholly owned subsidiary of NGAS Resources, Inc. (the “Company”), entered into an agreement with Duke Energy Gas Services, LLC (“Duke”) to purchase a 116-mile gas gathering system that spans parts of southeastern Kentucky and southwestern Virginia, and ties into Duke’s East Tennessee pipeline system. The transaction is subject to customary closing conditions, including approval by the Federal Energy Regulatory Commission of a prior notice filing to be submitted by an affiliate of Duke relating to part of the gathering system not included in the acquisition. The acquisition is described in a press release included as an exhibit to this report and incorporated herein by reference.
          The purchase price for the assets covered by the acquisition agreement is $18 million. Performance of the agreement will be guaranteed by Daugherty Petroleum, Inc., the Company’s operating subsidiary. Funding for the acquisition is expected to be provided from part of the proceeds from the Company’s institutional private placement of 6% convertible notes in December 2005.
Item 9.01. Financial Statements and Exhibits
          (c) Exhibits.

Exhibit
Number	Exhibit
10.1	Asset Purchase and Sale Agreement dated as of January 17, 2006 among Duke Energy Gas Services, LLC, NGAS Gathering, LLC and Daugherty Resources, Inc.
99.1	Press Release.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NGAS RESOURCES, INC.

Date: January 19, 2006	By:	/s/ William S. Daugherty
William S. Daugherty
Chief Executive Officer
(Duly Authorized Officer)
(Principal Executive Officer)